EXHIBIT 10.12

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT, AS INDICATED BY “XXX”, PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT THAT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSING AND DISTRIBUTION AGREEMENT

This Licensing and Distribution Agreement (“Agreement”) is dated effective this first day of April, 2005 by and between Jones Soda Co., a Washington corporation (“Jones”) and The Kroger Co., an Ohio corporation, on behalf of itself and its Jackson Ice Cream division (“Kroger”).

RECITALS

A.	Jones markets and sells Jones Soda and other products through its distribution network in select markets across North America.

B.	Kroger is a national grocery retailer and manufacturer.

C.	The parties desire to enter into a business relationship whereby Jones will license to Kroger its proprietary trade names and trademarks and provide certain ingredients, and Kroger will manufacture, market and sell to consumers certain Jones products pursuant to the terms herein.

AGREEMENT

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree:

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them below.

“Concentrate” means flavor only concentrate to be provided by Jones to Kroger (whether made by Jones or a third party) for use in manufacturing Novelties.

“Design Work” means all artwork, photographs, designs, drawings, and sketches produced by or for Jones in connection with the Products, and all writings or other documentation produced by or for Jones in connection with such artwork, photographs, designs, drawings, and sketches.

“Effective Date” means April 1, 2005.

“Novelty” or “Novelties” means the frozen, consumable novelty (such as a frozen pop or like product, but not including ice cream, sorbet or similar frozen confection) licensed, manufactured and sold under the terms of this Agreement.

“Pack” means a package containing twelve (12) Novelties.

“Packaging” means any wrapper or other package used to surround an individual Novelty or any carton, enclosure or other package used to segregate the Novelties into Packs or other assemblage of Novelties, together with any appurtenant wraps, promotions or advertising.

“Products” means the Novelties (individually and in Packs) and Packaging.

“Samples” means the Novelties and Packaging purchased by Jones from Kroger in order to promote the sale of the Products, as more fully set forth in Section 7(e) below.

“Term” has the meaning set forth in Section 11 below.

2.	License.

(a) Grant. Jones is the owner of certain trade names, trademarks and service marks (collectively, “Marks”) which constitute valuable intellectual property of Jones and through substantial investments by Jones have attached to them substantial goodwill and consumer recognition. The Marks that are the subject of this Agreement are shown in the attached Exhibit A, which may be amended from time to time as agreed by the parties. Jones hereby grants to Kroger an exclusive right and license to use the Marks and Design Work in connection with the manufacturing of Novelties for the Term of this Agreement and in accordance with the terms and conditions set forth in this Agreement.

(b) Scope. Kroger agrees that it shall use the Marks and Design Work only for the purposes contemplated by this Agreement, including the promotion and sale of the Products. The Marks will not be used by Kroger as the name, or any part of any name, of any corporation, partnership or other entity or proprietorship under which Kroger transacts any business. Jones shall not use the Kroger name or any of its trade names or trademarks without the prior written consent of Kroger; provided, however, that Kroger will provide Jones with a standard logo that Jones can use solely to identify Kroger as a customer and supplier of Jones.

(c) Jones’ control. Kroger’s use of the Marks and Design Work is subject to the control and approval of Jones in every respect, and any unauthorized use shall constitute an infringement of Jones’ rights.

(d) Advertisements. All advertisements, promotional and sales materials, or other use of the Marks, whether in written, electronic or other form, shall be approved in writing by an authorized representative of Jones before release to members of the public. For the purpose of providing such approval, Jones shall designate an authorized representative to whom Kroger shall forward such items, and Jones shall be obligated to respond to any request for approval within three (3) business days, including the day upon which notice is delivered via e-mail, fax or hand-delivery if before 12:00 p.m. at the location of Jones’ designee. In the event no response is received from Jones by 5:00 p.m. on the third business day, the materials shall be deemed approved. Notwithstanding the above, Jones shall provide Kroger with a standard logo that Kroger can use without prior approval from Jones.

(e) No disparagement. Kroger will not take any action that will impugn the reputation of Jones or in any way denigrate or adversely affect the Marks, Design Work, or associated goodwill. By way of illustration and without limitation, Kroger shall not knowingly sell Products where the Packaging has been torn or noticeably damaged, or any aspect of the Novelty is found to be defective.

(f) Claims. If Kroger receives notice of a threatened or actual claim asserted by any third party with respect to a prior use or other infringement of any of the Marks or Design Work, Kroger shall promptly give notice to Jones of such claim. In such event, Jones shall defend such claim and otherwise take such action as it deems appropriate in its sole discretion subject to its obligations in Section 9.

(g) Sole property of Jones. Kroger expressly understands and acknowledges that the Marks and Design Work are the sole property of Jones, along with the goodwill associated with and symbolized by the Marks and Design Work, and are used for the benefit of Kroger under license. Kroger shall not directly or indirectly contest the validity of Jones’ ownership of the Marks or Design Work. Kroger’s use of the Marks and Design Work pursuant to this Agreement does not give Kroger any ownership interest or any other interest in the Marks or Design Work, beyond the license granted by this Agreement, and upon expiration or termination of this Agreement, no monetary value shall be assigned as attributable to any goodwill associated with Kroger’s use of the Marks or Design Work.

(h) Exclusivity. The license granted herein shall be exclusive for the Term of this Agreement with respect to the manufacture of Novelties in the United States, but shall not be exclusive with respect to any other Jones product or territory. Except as expressly provided in the preceding sentence, the license granted to Kroger is non-exclusive, and Jones retains the right to use the Marks and Design Work on its own behalf, grant others licenses to use the Marks and Design Work, develop and establish other products using the same or similar Marks and Design Work, and grant licenses without providing any rights in such licenses to Kroger. Furthermore, for one (1) year from the Effective Date, Jones agrees that Kroger shall be the exclusive seller of Products.

(i) Substitution of Marks. Jones reserves the right to substitute different Marks for use in connection with the Products if Jones’ currently owned Marks no longer can be used, or if Jones determines that substitution of different Marks is otherwise necessary under the circumstances.

(k) Royalty. Kroger shall pay a license fee for the license granted herein (“License Fee”) pursuant to the terms of the attached Exhibit B.

3.	Production of Products.

(a) Manufacturer. Kroger shall manufacture, package and arrange for delivery of the Products through its wholly owned or controlled manufacturing facility. Kroger shall be responsible for production of all Products (with the exception of the Concentrate, Marks and the Design Work) sold in the United States. No third party co-packer or manufacturer shall be used to manufacture the Products without the prior written consent of Jones in its sole discretion.

(b) Specifications. Jones will have the right and opportunity to review and approve the standards and specifications for manufacture and storage of the Novelties and Packaging.

(c) Packages. The Novelties shall be packaged and sold in Packs unless otherwise agreed upon in writing by the parties.

(d) Requirements from Jones. In order to ensure that the Products sold by Kroger are of consistent and high quality, and to preserve the reputation and goodwill associated with Jones, the Marks, and the Design Work, Kroger agrees that its entire requirements of Concentrate shall be purchased from Jones on the following terms and conditions:

i.	Jones will sell Concentrate to Kroger in units of one (1) gallon at prices established by Jones for each flavor, as adjusted from time to time based upon any increase in the price charged to Jones by its third party supplier of Concentrate ;

ii.	Jones will pay for freight costs to ship Concentrate to Kroger’s manufacturing facility;

iii.	Jones will maintain sufficient inventory of Concentrate to meet Kroger’s requirements as set forth in the rolling forecasts described in Section 3(e) below; provided, however, that Kroger meets mutually agreed upon lead times for orders of Concentrate, which shall be a minimum of thirty (30) days;

iv.	Jones may engage independent contractors (that have been approved by Kroger which approval shall not be unreasonably withheld) to produce the Concentrate to Jones’ specifications, and all such specifications shall remain the exclusive and confidential property of Jones; and

v.	Title to the Concentrate and risk of loss shall pass to Kroger upon delivery of Concentrate to Kroger’s loading dock, unless Kroger elects to engage its own carrier to transport the Concentrate, in which case title and risk of loss shall be transferred once freight is on board at the Concentrate producer’s facility.

(e) Forecast; Inventory. Commencing on the Effective Date, Kroger will provide to Jones ninety (90) day rolling forecasts, to be updated on a monthly basis, of its requirements of (i) Products, and (ii) units (gallons) of Concentrate. Kroger shall maintain sufficient inventory to meet its requirements of Products as set forth in such forecasts. Kroger shall not be bound by the forecasts and shall have no minimum purchase obligation hereunder.

(f) Quality. All Products will be of good and merchantable quality, manufactured to food industry standards using best quality ingredients. Jones will have the right to inspect Kroger’s production facility during normal hours of operation on reasonable notice without interruption to operations, and Kroger will supply Novelties as reasonably requested by Jones at no cost to Jones where such Novelties are used solely for quality control testing.

(g) Ingredients; Packaging. Kroger will be responsible for procuring at its cost and expense all ingredients necessary to manufacture the Novelties, other than Concentrate supplied by Jones as provided for above. Kroger will also provide at its cost and expense all Packaging other than the Design Work (including, by way of illustration, shipping cartons, boxes, wrappers, and sticks) and all pallets.

(h) Flavors. Kroger will initially manufacture Products in the flavors described in Exhibit C. Additional flavors may be added upon further agreement of the parties. Such flavors may or may not be offered in connection with other products sold by Jones.

(i) Third Party Sales. Not later than six (6) months after the Effective Date, the parties will negotiate in good faith and agree upon procedures (e.g., forecast and inventory requirements) and pricing (which shall be consistent with industry pricing for frozen pops of like quality) with respect to Kroger’s production and handling of Products for sale by Jones to third party wholesalers and retailers after expiration of Kroger’s exclusive right to sell Products as forth in Section 2(h) above. In the event the parties cannot agree on such procedures and pricing, they will adhere to the dispute resolution process as set forth in Section 15(a) below.

4.	Product Design and Packaging.

Jones will be responsible for and have final approval rights with respect to all creative design in connection with the Products and Packaging. Without limiting the foregoing, Jones shall (a) design all Packaging, and (b) collect, sort, and select all photographs submitted for use on or used in connection with the Packaging, provided that Kroger shall have the right to approve such photographs before their use on the Products to ensure that they are not likely to be regarded as offensive or in poor taste by Kroger’s customers, and such approval shall not be unreasonably withheld. For the purpose of providing such approval, Kroger shall designate an authorized representative to whom Jones shall forward photographs, and Kroger shall be obligated to respond to any request for approval within three (3) business days, including the day upon which notice is delivered via e-mail, fax or hand-delivery if before 12:00 p.m. at the location of Kroger’s designee. In the event no response is received from Kroger by 5:00 p.m. on the third business day, the photographs shall be deemed approved.

5.	Marketing.

(a) Promotions. Kroger agrees to use its commercially reasonable efforts to market and promote the Products to the public in areas where Kroger operates its retail stores which sell the Products.

(b) Jones’ Assistance. Kroger agrees to consult with Jones, and Jones agrees to provide reasonable assistance (i.e., advice and consultation) to Kroger in connection with all marketing activities promoting the Products, including all in-store promotions, media advertising, and public relations events and press releases.

(c) [XXX]. Kroger and Jones will [XXX] will be to [XXX] and [XXX] to [XXX] and [XXX] the [XXX] and [XXX] of [XXX]. The [XXX] will also [XXX] regarding [XXX], and will [XXX] at [XXX] in [XXX].

6.	Additional Obligations of Jones.

(a) Promotion by Jones. Jones will use its commercially reasonable efforts to promote the Products to consumers who have made inquiries to Jones about the availability of Products. During the exclusive sales period as described in Section 2(h) above, Jones will identify Kroger as the sole supplier of Products and direct all purchase inquiries to Kroger.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

(b) Promotional Activities. Jones will notify Kroger regarding events (e.g., X Games) where Jones will promote the Products through use of its recreational vehicles, booths and similar promotional activities. Jones will also promote the Products on its web site in a time and manner to be determined in Jones’ discretion, but in all cases consistent with the terms of this Agreement, as applicable. Jones shall have the right to advertise and promote other Jones products in addition to or in lieu of the Products in connection with any promotional event or activity.

7.	Additional Obligations of Kroger.

(a) Sale of Products. Kroger shall use its commercially reasonable efforts to market, promote and sell the Products in its divisions that decide to sell the Products in their discretion. Kroger shall not resell the Products to any wholesale or other retail business.

(b) Storage. Kroger shall store the Products in accord with frozen confection industry standards, including but not limited to maintaining freezers at sufficiently low temperatures to assure quality control.

(c) Defective products. In the event that any Product sold or otherwise distributed by Kroger is altered so as to deteriorate its quality in any way, is otherwise defective, or is in violation of applicable laws, rules or regulations, Kroger shall immediately destroy all contaminated or adulterated products save and except for sufficient quantities to allow for testing and analysis (unless directed otherwise by Jones or any governmental authority), remedy all conditions giving rise to such contamination, adulteration, or other defects, and cease all sales or other distributions, until such time as Jones has made such inspections and tests as are reasonably necessary to ensure compliance with applicable government laws, rules and regulations.

(d) Samples. In order to assist Jones’ promotion of the Products. Kroger shall sell Samples to Jones at Kroger’s cost (excluding any License Fees). The Samples will not be resold by Jones.

(e) Sales Reports. Kroger shall provide to Jones sales reports setting forth, by flavor, region and as otherwise agreed by the parties, the sales volumes of Products sold by Kroger, which reports shall be provided within thirty (30) days after the end of each calendar month.

(f) Sales Tax. Kroger shall collect and pay any and all sales, excise and like taxes, as applicable, in connection with the sale of the Products.

8.	Confidential Information.

(a) Definition. As used in this Agreement, “Confidential Information” means all information, in any form, furnished or made available directly or indirectly by one party (the “Disclosing Party”) to the other (the “Receiving Party”) that (i) concerns the operations, affairs and businesses of the Disclosing Party, the financial affairs of the Disclosing Party, or the relations of the Disclosing Party with its customers, employees and service providers, or (ii) is marked confidential, restricted, proprietary, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information. “Confidential Information” shall exclude any information that (1) was, at the time of disclosure, in the public domain; (2) after disclosure, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (3) was in the possession of the Receiving Party at the time of disclosure to it; (4) was received after disclosure from a third party who had a lawful right to disclose such information without any obligation to restrict its further use or disclosure; or (5) was independently developed by or for the Receiving Party without reference to Confidential Information of the Disclosing Party.

(b) Ownership; Standard of Care. Each Party’s Confidential Information shall remain the property of that Party, and will not be shared with third parties without the prior consent of the Disclosing Party. Either Party may disclose the terms and conditions of this Agreement to third parties that have expressed a bona fide interest in consummating a significant financing, merger or acquisition transaction between such third parties and such Party, and have executed a nondisclosure agreement that includes within its scope the terms and conditions of this Agreement. Disclosure may also be made pursuant to the terms of any subpoena, court order or other legal process: provided, however, that the Disclosing Party shall be given written notice of such process as soon as possible and, to the extent practicable, an opportunity to prevent or limit such disclosure.

9.	Indemnification.

(a) By Jones. Jones shall hold harmless, defend and indemnify Kroger and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability or expense (including, without limitation, court costs, litigation expenses and attorney fees), arising out of: (i) Jones’s breach of this Agreement, (ii) Jones’s negligent act, omission, misconduct, or violation of any law relating to this Agreement; (iii) patent, copyright or other intellectual property right infringement or alleged infringement by Jones or its agents, or (iv) Kroger’s use of the Concentrate as contemplated by this Agreement, except to the extent that the separate intervening negligence or misconduct of Kroger or its agents is cause of such loss, liability or expense. Kroger agrees to provide Jones with prompt notice of its receipt of any claim for which Kroger claims the right to indemnification under this Agreement, and Jones shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Kroger. In the event a claim is alleged with respect to any alleged defect in the Product, then Kroger shall promptly provide to Jones samples of any allegedly defective Product.

(b) By Kroger. Kroger shall hold harmless, defend and indemnify Jones and its affiliates, and its and their respective directors, officers, agents and employees against any loss, claim, liability or expense (including, without limitation, court costs, litigation expenses and attorney fees). for the injury or death of any person or for damages to any property arising out of (i) Kroger’s negligence or misconduct in the storing, handling, transportation, sale or use of the Products; (ii) Kroger’s breach of this Agreement, (iii) Kroger’s violation of any law relating to this Agreement or the Products, and (iv) Kroger’s infringement of any proprietary right provided hereunder by Jones., except to the extent that the separate intervening negligence or misconduct of Jones or its agents is the cause of such loss, liability or expense. Jones agrees to provide Kroger with prompt notice of its receipt of any claim for which Jones claims the right to indemnification under this Agreement, and Kroger shall have the right and opportunity to defend or resolve the claim with its own counsel and with the reasonable cooperation of Jones. In the event a claim is alleged with respect to any alleged defect in the Products, then Jones shall promptly provide to Kroger samples of any allegedly defective Products promptly upon receipt of such defective Products from any third party claimant.

10.	Insurance.

Kroger and Jones shall each maintain in full force all insurance required by law, including worker’s compensation, and as required by any lease for business premises, and in addition (to the extent not required by the lease for such premises), shall maintain Commercial General Liability insurance, including broad form contractual liability, broad form property damage, personal injury, and products liability in an amount not less than Five Million Dollars ($5,000,000) per occurrence. Each policy shall name the other as an additional insured, waive all subrogation rights against the other party and its insurer and shall notify the other party 30 days in advance of modification or cancellation.

11.	Term.

This Agreement shall become effective upon the execution of both parties and shall remain in full force and effect until three (3) years after the Effective Date or March 31, 2008 (“Term”), subject to the limitations on exclusivity for sale of the Products set forth in Section 1(h) above, and subject further to earlier termination pursuant to the terms of this Agreement. Not less than ninety (90) days prior to the expiration of the Term (provided there has been no early termination), either party may give notice to the other party that it wishes to extend the Term of the Agreement on such terms and conditions as may be agreed upon by the parties. During the thirty (30) day period after receipt of such notice, the parties shall meet and negotiate in good faith the terms and conditions of any such renewal; provided that, for the avoidance of doubt, neither party shall be bound to renew or extend this Agreement if it does not agree to the terms and conditions of such renewal or extension. During this 30-day period of negotiations. neither party shall initiate or continue any discussions or negotiations with third parties regarding manufacture of the Products.

12.	Termination.

(a) Termination for cause. If either party breaches or defaults under any provision of this Agreement (the “Defaulting Party”), the other party (“Non-defaulting Party”) shall have all rights and remedies permitted by law or equity, including, but not limited to, the right of termination in accordance with the terms of this Section 12. Neither party will terminate this Agreement pursuant to this Section 12 unless there is mutual agreement or it has good cause to do so, and good cause shall be limited to the following:

i.	A party’s breach or failure to perform any obligation under this Agreement;

ii.	If a party files a petition in bankruptcy or is otherwise insolvent:

iii.	If a party executes an assignment for the benefit of creditors;

iv.	If a party is in default on three or more successive occasions for failure to comply with this Agreement, whether or not cured after notice.

(b) Notice. The Non-defaulting Party may terminate this Agreement sixty (60) days after giving the Defaulting Party written notice specifying the defaults or breaches by such Defaulting Party and a reasonable time within which the defaults or breaches must be cured, and if no time for cure is set forth in such written notice, the cure period shall be deemed to be thirty (30) days after the date of the notice of default. If the nature of the Defaulting Party’s obligations are such that more than thirty (30) days are required for performance, then such Defaulting Party shall not be in default if it commences to cure such default or breach within the thirty (30) day period and thereafter diligently attempts to cure the same to completion of performance; provided that in no event shall such cure period exceed ninety (90) days.

(c) Obligations Upon Termination or Expiration. In addition to the rights and duties specified elsewhere in this Agreement, upon the expiration, unauthorized transfer or termination of this Agreement for any reason, the following provisions shall immediately apply:

i.	Kroger’s use of the Marks shall be limited to the sale of existing inventory of the Products.

ii.	Kroger shall not “dump” the remaining inventory of Products or charge a price for the Products that will have a materially adverse impact on the market for the Products.

13.	Representations and Warranties

(a) No Default/Conflict. Jones and Kroger each represents and warrants to the other that its signing, delivery, and performance of this Agreement shall not constitute (i) a violation of any judgment, order, or decree, (ii) a violation of applicable local, state or federal law, or (iii) a material default under any material contract by which it or any of its material assets are bound. Jones and Kroger each further represents and warrants to the other that the performance of this Agreement will not conflict with or be hindered by any obligation of Jones or Kroger, respectively, under any other material agreement, whether in effect as of the date hereof or entered into thereafter.

(b) Authorization. Jones and Kroger each represents and warrants to the other that (i) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and (ii) the signing, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized through requisite corporate action. Jones represents that it has full ownership rights to the Marks (except where expressly provided otherwise on Exhibit A) and has full rights to license them hereunder. Jones shall use its commercially reasonable best efforts to promptly register any Marks that are not registered as of the date hereof.

(c) Laws and Regulations. Each party represents and warrants that it will comply with all applicable laws and regulations relating to its respective performance of this Agreement. Each party shall immediately notify the other in the event of any violation of any law, regulation or ordinance that arises out of or relates to such party’s performance of this Agreement.

(d) Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, JONES AND KROGER DISCLAIM ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14.	Limitation of Liability.

Neither party shall have the right to recover consequential or punitive damages, or claim lost profits based upon a breach by the other party, except in connection with indemnification obligations for third party claims.

15.	Miscellaneous.

(a) Dispute Resolution. In the event of a dispute between the parties with respect to the subject matter of this Agreement, the parties shall first meet, through designated representatives with the authority to resolve such dispute, and use their good faith best efforts to resolve such dispute within ten (10) days of notice of such dispute. If these negotiations are not successful, then prior to initiating any court or arbitration proceedings, the parties shall attempt to resolve any such dispute in an amicable manner by mediation with a mutually acceptable mediator, to be held within thirty (30) days of notice of such dispute. If such mediation is not successful, then the parties agree that any remaining disputes shall be resolved through binding arbitration before a single arbitrator in accordance with the American Arbitration Association procedures. The arbitrator’s decision shall be final and binding on the parties, and may be filed and enforced in any court with jurisdiction. Notwithstanding the foregoing, either party may seek temporary or permanent injunctive relief from any court with jurisdiction.

(b) Counsel Review. Each party has had the opportunity to consult with its attorney, and understands and accepts the terms of this Agreement. Neither party shall be deemed the drafter of this Agreement for the purposes of any presumptions with regard to such drafting.

(c) Independent Contractor. Kroger is an independent contractor, and nothing in this Agreement shall be construed as creating, as between Jones and Kroger, the relationship of fiduciary, partner, joint venturer, agent, subsidiary or employer-employee. Neither party shall have any authority to bind the other party to any contractual or other obligation except as stated herein.

(d) Notices. All notices or consents referenced in this Agreement are to be in writing, and mailed or delivered to each party at the address set forth below, unless written notice of change of address is supplied to the other party effective not less than ten (10) days from the date of such notice. Notice shall be deemed effective on the date of delivery, when delivered personally or by overnight courier or by fax, or two (2) business days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed or telecopied, as follows:

Jones:	Jones Soda Co
234 9th Ave North
Seattle, WA 98109
Attn: Peter van Stolk
Jennifer Cue
Fax: 206/624-6857

Kroger:
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
Attn: Dairy Product Manager

With a copy to:
The Kroger Co.
1014 Vine Street
Cincinnati, Ohio 45202
Attn: General Counsel

Entire Agreement.

i.	Merger. This Agreement constitutes the sole agreement between the parties with respect to the subject matter thereof, except to the extent otherwise expressly provided, and replaces all prior oral or written agreements between them.

ii.	Warranties. Neither party shall be bound by any warranty or representation except to the extent expressly contained in this Agreement.

iii.	Modifications. Neither this Agreement nor any provision of this Agreement may be modified, waived, discharged or terminated orally. A waiver of any provision shall be valid only in the instance for which given and shall not be deemed continuing, nor shall any waiver be construed as a waiver of any other provision. This Agreement shall not be assigned without the prior written consent of the other party.

(e) Severability. If any provision of this Agreement is held to be invalid under any applicable statute or rule of law, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect. Headings used herein are for convenience only and shall not be a used in interpretation.

(f) Choice of Law. This Agreement shall be governed by the laws of the State of Ohio, without regard to conflict of laws doctrine.

(g) Binding Effect. This Agreement is binding upon, and references to Jones or Kroger include, such successors, assigns or transferees as are permitted under this Agreement.

JONES SODA CO.

By:	/s/ Peter van Stolk
Peter van Stolk, President

THE KROGER CO.

By:	/s/
Name
Title

EXHIBIT A

MARKS

FUFU Berry Soda

Go There

I’m Jonesin’

I’ve Got A Jones For A Jones

It May Not Be Your Thing

J & Design

Jones Soda Co.

Jones Soda Co. & Design

Jonesin’

Miscellaneous Design (Beverage Container Trade Dress)

Miscellaneous Design (Can)

Miscellaneous Flame Design

Run With The Little Guy

Sugar Free Jones

www.jonessoda.com

Jones Soda on a Stick (unregistered)

Jones Soda Pops (unregistered)

EXHIBIT B

LICENSE FEE

The License Fee pursuant to Section 2(k) of the Agreement shall be [XXX] per Pack sold by Kroger from its retail outlets, as determined by scanner data or comparable source. A [XXX] per Pack credit shall be granted for each Pack returned by a Kroger customer to a Kroger store for a refund. The License Fee shall be paid for each four (4) week period during which Kroger sells any Product at retail, and shall be payable within thirty (30) days following the last day of such four-week period.

By way of example and not limitation, if Kroger sold 5,000 Packs at retail during a four-week period and 10 Packs were returned by Kroger customers for a refund during the same period, the License Fee would be [XXX] and would be payable by Kroger to Jones on or before the thirtieth (30th) day following the last day of the four-week period.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.

EXHIBIT C

FLAVORS

Flavor	Usage Rate	Concentrate Cost per Gallon
Green Apple	[XXX]	[XXX]
Berry Lemonade	[XXX]	[XXX]
Cherry	[XXX]	[XXX]

The costs for the flavors shown above are based upon the agreed usage rates as shown above. In no event shall the initial cost for Concentrate for the flavors listed above exceed [XXX] per Pack (subject to increases as allowed by Section 3(d)(i) of the Agreement, and subject further to Jones’ agreement that there will [XXX]).

In connection with additional flavors that Jones and Kroger may elect to offer in the future, the parties will again use their commercially reasonable best efforts to agree on a formulation for each of the flavors listed above, and determine the cost of Concentrate per Pack. The price per Pack will then be converted to a unit (i.e., gallon) price. In the event the cost for Concentrate for any new flavor exceeds [XXX] per Pack, then either party shall the right to elect not to proceed with the manufacture of Novelties using such Concentrate flavor.

Certain information has been omitted from this page, as indicated by “XXX”, pursuant to a request for confidential treatment that has been filed separately with the SEC.